Exhibit 99

          Vertrue Reports Fiscal 2005 First Quarter Financial Results

    STAMFORD, Conn.--(BUSINESS WIRE)--Oct. 26, 2004--Vertrue
Incorporated (Nasdaq: VTRU):

    -- Reported revenues were $135.6 million versus guidance of $130.0 million to $135.0 million.

    -- Earnings per share was $0.65 versus guidance of $0.56 to $0.59.

    -- Operating cash flow was $7.9 million versus guidance of $4 to $5 million.

    -- Operating cash flow before changes in assets and liabilities was $6.7 million versus guidance of $4 to $5 million.

    Vertrue Incorporated (Nasdaq: VTRU), a leading marketing solutions company, announced today its financial results for the fiscal 2005 first quarter ended September 30, 2004. As announced on October 13, 2004, MemberWorks Incorporated became Vertrue Incorporated.
    The Company reported revenues of $135.6 million, compared to $113.8 million reported in the fiscal 2004 first quarter, and $133.2 million reported in the fiscal 2004 fourth quarter. Revenues from Lavalife Inc., which was acquired on April 1, 2004 were $18.3 million in the fiscal 2005 first quarter and $17.7 million in the fiscal 2004 fourth quarter.
    The Company reported net income of $7.6 million or $0.65 per diluted share for the fiscal 2005 first quarter compared to $3.9 million or $0.30 per diluted share for the fiscal 2004 first quarter and $8.0 million or $0.66 per diluted share for the fiscal 2004 fourth quarter. The effective tax rate used to compute net income was 36.5% in the fiscal 2005 first quarter compared to 40% used in the fiscal 2004 first quarter and full year. The net income effect of the lower rate was $0.04 per diluted share for the fiscal 2005 first quarter.
    The Company reported net cash provided by operating activities of $7.9 million for the fiscal 2005 first quarter versus cash used in operating activities of $2.0 million in last year's first quarter and cash provided by operating activities of $22.7 million in the fourth quarter of fiscal 2004. Operating cash flow before changes in assets and liabilities reported for the fiscal 2005 first quarter was $6.7 million compared to $5.3 million in last year's first fiscal quarter, and $11.8 million in the fiscal 2004 fourth quarter. See the table on page 7 for a reconciliation of net cash provided by operating activities to operating cash flow before changes in assets and liabilities and for an explanation of the relevance of this measure.
    "This quarter we have taken our company to a new level," said Gary Johnson, President and CEO. "Our new name, Vertrue, captures the essence of our strategy to build a leading consumer marketing company. Our acquisition of Bargain Network expands our marketing presence in more direct to consumer channels. And, our internal effort to re-invent our core membership programs positions Vertrue for long-term growth. Despite all that is new, our commitment to strong financial performance remains the same, and we are pleased with our results for the quarter."
    The Company also announced today that its Board of Directors authorized the repurchase of an additional 1 million shares of its Class A common stock under its ongoing stock repurchase program. Shares may be repurchased from time to time in open market transactions. During the quarter ended September 30, 2004, the Company purchased 279,000 shares of its common stock in the open market. Pursuant to the share repurchase program, the Company is authorized to repurchase approximately 1,715,000 additional shares as market conditions permit. As of September 30, 2004, there were 10,024,000 shares of common stock outstanding.

    Business Outlook:

    Management offers the following guidance for the year ended June
30, 2005:
    Guidance for revenues and operating cash flow remains unchanged from amounts provided in the July 28, 2004 press release. Revenues are expected to be in the range of $550 million to $560 million. Operating cash flow before changes in assets and liabilities is expected to be between $33 million and $38 million and changes in assets and liabilities is expected to be positive $10 million. Capital expenditures are expected to be approximately $12 million. Free cash flow is expected to be approximately $31 million to $36 million. Earnings per share guidance has been revised upward from $2.30 to $2.35 to $2.40 to $2.45 primarily due to a decrease in the expected effective tax rate from 40% to 37%.
    Management offers the following guidance for the quarter ended December 31, 2004:
    Guidance for revenues and operating cash flow remains unchanged from amounts provided in the July 28, 2004 press release. Revenues are expected to be in the range of $135 million to $140 million. Operating cash flow before changes in assets and liabilities is expected to be between $9 million and $10 million and changes in assets and liabilities are expected to be neutral. Capital expenditures are expected to be approximately $3 million. Free cash flow is expected to be approximately $6 million to $7 million. Earnings per share guidance has been revised upward from $0.38 to $0.40 to $0.40 to $0.42 primarily due to a decrease in the expected fiscal 2005 effective tax rate from 40% to 37%.
    The guidance amounts described above do not include the potential effect of the acquisition of Bargain Network Inc. which was announced on October 20, 2004. In that press release, the Company reported the acquisition is expected to be dilutive to fiscal 2005 earnings by approximately $0.10 per diluted share due to the estimated level of near term amortization expense required. The acquisition is expected to be accretive to fiscal 2006 earnings.
    See the table on page 7 for a reconciliation of net cash provided by operating activities to operating cash flow before changes in assets and liabilities and to free cash flow and an explanation of the relevance of these measures.

    Conference Call Note:

    Vertrue will host a conference call at 9:00 a.m. EDT on October 26, 2004 to discuss the Company's first quarter results. To listen to the conference call, please dial (800) 369-3147 five to ten minutes before the scheduled start time. Callers will need to enter pass code "MBRS". The conference call will also be available live on the investor relations page of the Company's web site at www.vertrue.com. Please go to the web site at least fifteen minutes prior to the call to register and download any necessary audio software.
    For those who cannot listen to the live broadcast, an audio replay of the call will be available approximately one hour after the completion of the call and will remain available until November 6, 2004. To listen to the audio replay, please call (800) 839-1170. A web cast replay of the conference call will also be available on the investor relations page of the Company's web site approximately 2 hours after the end of the call and remain available until November 6, 2004.

    About Vertrue:

    Headquartered in Stamford, Conn., Vertrue Incorporated is a category leader in both membership and loyalty programs, bringing value direct to consumers through an array of benefits in healthcare, discounts, security and personals. With broad online and offline distribution capabilities, Vertrue offers its corporate client partners effective tools to enhance market presence, strengthen customer affinity and generate additional value.

    Any statements herein regarding the business of the Company that are not historical are "forward looking statements" that are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, any projections of earnings, revenues or other financial items; any statements of the Company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the Company's future results include general economic and business conditions, the level of demand for the Company's products and services, increased competition and regulatory and legal matters and uncertainties. Additional discussion of these and other factors that could cause actual results to differ from those intended is contained in the Company's most recent Quarterly Reports on Form 10-Q and Annual report on Form 10-K as filed with the SEC.


                         VERTRUE INCORPORATED
           CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                 (In thousands, except per share data)


                                                  Three months ended
                                                    September 30,
                                               -----------------------
                                                   2004        2003
                                               ----------- -----------


Revenues                                       $  135,623  $  113,824

Expenses:
     Marketing                                     68,532      66,656
     Operating                                     24,210      21,463
     General and administrative                    24,605      18,767
     Amortization of intangible assets              1,544         318
                                               ----------- -----------
Total expenses                                    118,891     107,204
                                               ----------- -----------

Operating income                                   16,732       6,620
Interest (expense) income, net                     (4,643)       (114)
Other income (expense), net                          (135)        (15)
                                               ----------- -----------

Income before income taxes                         11,954       6,491
Provision for income taxes                         (4,358)     (2,596)
                                               ----------- -----------
Net income                                     $    7,596  $    3,895
                                               =========== ===========

Diluted earnings per share                     $     0.65  $     0.30
                                               =========== ===========

Diluted shares used in earnings per share
 calculation                                       12,949      13,011
                                               =========== ===========



                         VERTRUE INCORPORATED
      CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                            (In thousands)


                                                  Three months ended
                                                    September 30,
                                               -----------------------
                                                   2004        2003
                                               ----------- -----------
Operating Activities
  Net income                                   $    7,596  $    3,895
  Adjustments to reconcile net income to net
   cash
  provided by operating activities:
     Revenues before deferral                     119,288     100,162
     Marketing costs before deferral              (62,184)    (57,435)
     Revenues recognized                         (135,623)   (113,824)
     Marketing costs expensed                      68,532      66,656
     Depreciation and amortization                  5,031       2,761
     Deferred and other income taxes                3,105         835
     Tax benefit from employee stock plans            129       1,515
     Other                                            822         752
                                               ----------- -----------
Operating cash flow before changes in assets
 and liabilities                                    6,696       5,317
     Net change in assets and liabilities           1,213      (7,335)
                                               ----------- -----------
Net cash provided by (used in) operating
 activities                                         7,909      (2,018)
                                               ----------- -----------

Investing Activities
     Acquisition of fixed assets                     (719)       (921)
     Purchase of short term investments            (8,193)          -
     Acquisition of business and other investing
      activities                                      304           -
                                               ----------- -----------
Net cash used in investing activities              (8,608)       (921)
                                               ----------- -----------

Financing Activities
     Net proceeds from issuance of stock              919      22,089
     Treasury stock purchases                      (7,250)    (56,352)
     Net proceeds from issuance of debt              (583)     87,019
     Payments of long-term obligations                (90)        (67)
                                               ----------- -----------
Net cash (used in) provided by financing
 activities                                        (7,004)     52,689
                                               ----------- -----------
Effect of exchange rate changes on cash and
 cash equivalents                                     172           2
                                               ----------- -----------
Net (decrease) increase in cash and cash
 equivalents                                       (7,531)     49,752
Cash and cash equivalents at beginning of
 period                                           159,496      72,260
                                               ----------- -----------
Cash and cash equivalents at end of period     $  151,965  $  122,012
                                               =========== ===========



                         VERTRUE INCORPORATED
           CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                            (In thousands)


                                              September 30,  June 30,
                                                   2004        2004
                                               ----------- -----------

Assets
Current assets:
     Cash and cash equivalents                 $  151,965  $  159,496
     Restricted cash                                2,117       3,120
     Short-term investments                        15,549       7,650
     Accounts receivable                            9,960      10,557
     Other current assets                           9,867       8,119
     Membership solicitation and other deferred
      costs                                        46,240      52,428
                                               ----------- -----------
Total current assets                              235,698     241,370
Fixed assets, net                                  34,057      36,540
Goodwill                                          126,586     125,675
Intangible and other assets, net                   48,545      49,577
                                               ----------- -----------
Total assets                                   $  444,886  $  453,162
                                               =========== ===========

Liabilities and Shareholders' Deficit
Current liabilities:
     Current maturities of long-term
      obligations                              $      335  $      338
     Accounts payable                              32,699      35,185
     Accrued liabilities                           69,629      66,075
     Deferred membership fees                     122,326     138,381
     Deferred income taxes                         10,495      12,323
                                               ----------- -----------
Total current liabilities                         235,484     252,302
Deferred income taxes                              10,655       4,354
Other long-term liabilities                         4,893       4,930
Long-term debt                                    237,696     237,659
                                               ----------- -----------
Total liabilities                                 488,728     499,245
                                               ----------- -----------


Shareholders' deficit:
     Common stock; $0.01 par value
        40,000 shares authorized; 19,155 issued
        (19,089 at June 30, 2004)                     191         191
     Capital in excess of par value               157,505     156,457
     Accumulated equity (deficit)                  17,727      10,131
     Accumulated other comprehensive income (loss)    474        (373)
    Treasury stock, 9,131 shares at cost (8,852
     shares at June 30, 2004)                    (219,739)   (212,489)
                                               ----------- -----------
Total shareholders' deficit                       (43,842)    (46,083)
                                               ----------- -----------
Total liabilities and shareholders' deficit    $  444,886  $  453,162
                                               =========== ===========



KEY STATISTICS
                                       September             September
                                         2004     June 2004    2003
                                      ---------- ---------- ----------
Membership Revenue Before Deferral Mix:
Monthly                                      50%        44%        32%
Renewal annual                               40%        42%        47%
New annual                                   10%        14%        21%

Membership Price Points:
Monthly                                  $11.83     $11.41     $10.72
New annual                              $105.00    $107.00    $105.00

Membership Marketing Margin Before
 Deferral:
Monthly                                      22%        33%        11%
New annual                                   26%        35%         8%
Total                                        46%        54%        43%

Average monthly members billed (in
 thousands)                               1,417      1,340        955



                         VERTRUE INCORPORATED
                RECONCILIATION OF NON-GAAP INFORMATION
                            (In thousands)
                              (Unaudited)


                                                  Three months ended
                                                    September 30,
                                               -----------------------
                                                   2004        2003
                                               ----------- -----------
Reconciliation of Operating Cash Flow before
 Changes in Assets and Liabilities:
Operating cash flow before changes in assets
 and liabilities                               $    6,696  $    5,317
Changes in assets and liabilities                   1,213      (7,335)
                                               ----------- -----------
Net cash provided by operating activities      $    7,909  $   (2,018)
                                               =========== ===========

Reconciliation of Revenues before Deferral:
Revenues reported                              $  135,623  $  113,824
Changes in deferred membership fees               (16,335)    (13,662)
                                               ----------- -----------
Revenues before deferral                       $  119,288  $  100,162
                                               =========== ===========

Reconciliation of Marketing Costs before
 Deferral:
Marketing expenses reported                    $   68,532  $   66,656
Changes in solicitation and other deferred
 costs                                             (6,348)     (9,221)
                                               ----------- -----------
Marketing costs before deferral                $   62,184  $   57,435
                                               =========== ===========



                         VERTRUE INCORPORATED
            RECONCILIATION OF NON-GAAP OUTLOOK INFORMATION
                            (In thousands)
                              (Unaudited)


                                      Second Quarter     Full Year
                                       Fiscal 2005      Fiscal 2005
                                     ---------------- ----------------

Reconciliation of Operating Cash Flow
 before Changes in Assets and
 Liabilities:
Operating cash flow before changes in
 assets and liabilities               $9,000 -10,000  $33,000 -38,000
Add: Changes in assets and
 liabilities                                       -           10,000
                                     ---------------- ----------------
Net cash provided by operating
 activities                            $9,000-10,000   $43,000-48,000
                                     ================ ================

Reconciliation of Free Cash Flow:
Net cash provided by operating
 activities                            $9,000-10,000   $43,000-48,000
Deduct: Capital Expenditures                   3,000           12,000
                                     ---------------- ----------------
Free Cash Flow                          $6,000-7,000   $31,000-36,000
                                     ================ ================



                         VERTRUE INCORPORATED
                 EXPLANATION OF NON-GAAP INFORMATION


    The Company believes that Operating Cash Flow before Changes in Assets and Liabilities is an important measure of liquidity. Operating Cash Flow before Changes in Assets and Liabilities represents the actual cash flow generated in the period, excluding the timing of cash payments and receipts. This measure is used by management and by the Company's investors. However this measure is not a substitute for, or superior to, Net Cash Provided by Operating Activities prepared in accordance with generally accepted accounting principles. A reconciliation of Operating Cash Flow before Changes in Assets and Liabilities to Net Cash Provided by Operating Activities prepared in accordance with generally accepted accounting principles is presented above.
    The Company's management believes that revenues before deferral, marketing costs before deferral, and marketing margin before deferral are important measures of liquidity and are significant factors in understanding the Company's operating cash flow trends. These non-GAAP measures are used by management and the Company's investors to understand the liquidity trends of the Company's marketing margins related to the current period operations which are reflected within the operating cash flow section of the cash flow statement. GAAP revenues and marketing expenses are important measures used to understand the marketing margins earned during the period in the income statement. However, in order to understand the operating cash flow, it is important to understand the primary, current period drivers of that cash flow. Two of the primary indicators of operating liquidity for the period are revenues before deferral and marketing before deferral, which, when netted together, result in marketing margin before deferral. Revenues before deferral are revenues before the application of SAB 104 and represent the actual membership fees billed during the current reporting period less an allowance for membership cancellations. Marketing costs before deferral are marketing costs before the application of SAB 104 and SOP 93-7 and represent actual marketing costs paid for or accrued for during the current reporting period. Neither revenues before deferral nor marketing costs before deferral exclude charges or liabilities that will require cash settlement. Additionally, these measures are not a substitute for, or superior to, Revenue and Marketing Expense prepared in accordance with generally accepted accounting principles.
    Free cash flow is useful to management and the Company's investors in measuring the cash generated by the Company that is available to be used to repurchase stock, repay debt obligations and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity. Such metric may not be comparable to similarly titled measures used by other companies and is not a measurement recognized under generally accepted accounting principles. A reconciliation of Free Cash Flow to the appropriate measure recognized under generally accepted accounting principles (Net Cash Provided by Operating Activities) is presented above.


    CONTACT: Vertrue Incorporated
             James B. Duffy, 203-324-7635
             or
             Sapphire Investor Relations LLC
             Erica Mannion, 415-399-9345